Exhibit 99.1

BIOVERATIV INC.

2017 NON-EMPLOYEE DIRECTORS EQUITY PLAN

1.  Purpose; Establishment.

The Bioverativ Inc. 2017 Non-Employee Directors Equity Plan is intended to encourage ownership of shares of Common Stock by Non-Employee Directors of the Company and its Affiliates, and to provide an additional incentive to those directors to promote the success of the Company and its Affiliates. The Plan has been adopted and approved by the Board of Directors, and became effective on the Effective Date.

2.  Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(b) “Agreement” shall mean either the written or electronic agreement between the Company and a Participant or a written or electronic notice from the Company to a Participant evidencing an Award.

(c) “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Dividend Equivalent Rights, Stock Appreciation Right or Other Award granted pursuant to the terms of the Plan.

(d) “Beneficial Owner” shall have the meaning set forth in Section 13(d) of the Exchange Act.

(e) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(f) “Certificate” shall mean either a physical paper stock certificate or electronic book entry or other electronic form of account entry evidencing the ownership of shares of Restricted Stock or shares of Common Stock acquired upon exercise, vesting or settlement, as the case may be, of Awards other than Restricted Stock.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h) “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 3.

(i) “Company” shall mean Bioverativ Inc., a Delaware corporation.

(j) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

(k) “Continuing Director” shall mean, as of any date of determination, any member of the Board who (a) was a member of the Board on the Effective Date or (b) becomes a member of the Board subsequent to the Effective Date and was appointed, nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such appointment, nomination or election, provided that a director whose initial assumption of office is in connection with an actual or threatened election contest will not be considered a Continuing Director unless and until (i) such director has served on the Board for at least two years and (ii) the most recent reelection of such director has been approved by a majority of the Continuing Directors in office at the time of such approval.

(l) A “Corporate Change in Control” shall be deemed to have occurred upon the first of the following events:

(i)                                   an event in which any Person, is or becomes the Beneficial Owner, together with all Affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such Person, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                                the consummation of the merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50%  of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger; or

(iii)                             at any time the Continuing Directors do not constitute a majority of the Board (or, if applicable, the board of directors of a successor to the Company).

Notwithstanding the foregoing, in any case where the occurrence of a Corporate Change in Control could affect the vesting of or payment under an Award subject to the requirements of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, the term “Corporate Change in Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.

(m) A “Corporate Transaction” shall be deemed to have occurred upon the first of the following events: (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company (or an Affiliate) is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; or (iii) a dissolution or liquidation of the Company. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Committee, the Corporate Transaction shall be deemed to have occurred upon consummation of the tender offer.

Notwithstanding the foregoing, in any case where the occurrence of a Corporate Transaction could affect the vesting of or payment under an Award subject to the requirements of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, the term “Corporate Transaction” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.

(n) A “Disability” shall exist for purposes of the Plan if a Participant is entitled to receive benefits under the applicable long-term disability program of the Company or an Affiliate of the Company, or, if no such program is in effect with respect to such Participant, if the Participant has become totally and permanently disabled within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Rights” shall mean a right, granted in connection with an Award, to receive dividends (which may or may not be made subject to restrictions or forfeiture conditions, as determined by the Committee) upon the payment of a dividend with respect to the Common Stock underlying the Award, which dividends will be held in escrow until all restrictions or conditions to the vesting of the Common Stock underlying the Award have lapsed.  Any escrowed dividends may, in the Committee’s discretion, be reinvested or deemed reinvested in Common Stock as of the dividend payment date.

(p) “Effective Date” shall mean, subject to approval of the Board and stockholder of Bioverativ Inc., the date on which the distribution of Common Stock of Bioverativ Inc. to the stockholders of Biogen, Inc. is consummated.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r) “Fair Market Value” of the Common Stock shall be calculated as follows: (i) if the Common Stock is listed on a national securities exchange and sale prices are regularly reported for the Common Stock, then the Fair Market Value shall be the closing selling price for the Common Stock reported on the applicable composite tape or other comparable reporting system on the applicable date, or if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (ii) if closing selling prices are not regularly reported for the Common Stock as described in clause (i) above, but bid and asked prices for the Common Stock are regularly reported, then the Fair Market Value shall be the arithmetic mean between the closing or last bid and asked prices for the Common Stock on the applicable date or, if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (iii) if prices are not regularly reported for the Common Stock as described in clauses (i) or (ii) above, then the Fair Market Value shall be such value as the Committee in good faith determines.

(s) “For Cause” shall mean any act of: (i) fraud or intentional misrepresentation, or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate. The determination of the Committee as to the existence of circumstances warranting a termination For Cause shall be conclusive.

(t) “Non-Employee Director” has the meaning set forth in Section 5.

(u) “Nonqualified Stock Option” shall mean an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

(v) “Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 7.

(w) “Other Award” shall mean an Award granted pursuant to Section 10.

(x) “Participant” shall mean a Non-Employee Director to whom an Award is granted pursuant to the Plan.

(y) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation or other business entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(z) “Plan” shall mean the Bioverativ Inc. 2017 Non-Employee Directors Equity Plan, as amended from time to time.

(aa) “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to the terms of Section 8 and which may not be in any manner transferred or disposed of (such restrictions being known as the “Transfer Restrictions”) prior to the applicable Vesting Date.

(bb) “Restricted Stock Unit” means a unit granted pursuant to Section 8 that represents the right to receive the Fair Market Value of one share of Common Stock, which is payable in cash or Common Stock, as specified in the applicable Agreement, and which may or may not be subject to forfeiture restrictions.

(cc) “Retirement” as to any Participant shall mean such person’s leaving the Board under the following circumstances: (i) as of the annual stockholders meeting that occurs in the year in which the Participant reaches age 75, or (ii) upon the completion of such person’s current term provided he or she has provided the Board with at least six months prior written notice of retirement, but not including a Participant’s termination For Cause, as determined by the Committee. Notwithstanding the foregoing, a Participant elected to the Board other than at an annual stockholders meeting shall not be eligible for Retirement pursuant to clause (ii) of this Section 2(cc) until the completion of a term for which such Participant is elected to serve by the stockholders at an annual stockholders meeting.

(dd) “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(ee) “Stock Appreciation Right” shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock (as determined on the date of exercise) over:

(i) if the Stock Appreciation Right is not related to an Option, the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted, or (ii) if the Stock Appreciation Right is related to an Option, the exercise price of the related Option, subject to such further terms and conditions as are provided under Section 9.

(ff) “Transaction” has the meaning set forth in Section 4(c).

(gg) “Vesting Date” shall mean the date established by the Committee on which an Award shall vest.

3.  Administration of the Plan.

The Plan shall be administered by the Board of Directors, or by a committee of the Board which shall consist of two or more persons each of whom, unless otherwise determined by the Board, is (a) a “non-employee director” within the meaning of Rule 16b-3 and (b) an “independent director” as defined in Nasdaq Stock Market Rules. References in the Plan to the “Committee” shall mean the Board or any such committee. The Committee shall have the authority in its sole and absolute discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation: (1) the authority to grant Awards, (2) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions and restrictions relating to any Award, (3) to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered, (4) to construe and interpret the Plan and any Award, (5) to prescribe, amend and rescind rules and regulations relating to the Plan, (6) to determine the terms and provisions of Agreements, and (7) to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of Board service and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (a) accelerate the date on which any Award granted under the Plan becomes exercisable or (b) accelerate the Vesting Date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding the foregoing, no Award outstanding under the Plan may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a Transaction or other change in the Company’s capitalization) without the approval of the Company’s stockholders. In addition, no Award shall provide a “reload” feature pursuant to which the Participant would receive an automatic grant of additional Awards to replace the shares of Common Stock surrendered to exercise an Award, and no Option shall be exercisable prior to the applicable Vesting Date for shares of Common Stock subject to repurchase by the Company, upon a termination of Board service prior to such Vesting Date, for the exercise price paid by the Participant.

4.  Stock Subject to the Plan.

(a) Shares Available for Awards.  Subject to the provisions of Sections 4(b), 4(c) and 4(d) hereof, the maximum number of shares of Common Stock reserved for issuance under the Plan shall be 2,250,000 shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury.  The grant of any Award other than an Option or a Stock Appreciation Right shall, for purposes of this Section 4(a), reduce the number of shares of Common Stock available for issuance under the Plan by one and one-half (1.5) shares of Common Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of this Section 4(a), as an Award of one share of Common Stock for each such share actually subject to the Award.

(b) Adjustment for Change in Capitalization.  In the event that any dividend or other distribution is declared (whether in the form of cash, Common Stock, or other property), or there occurs any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, then, unless otherwise determined by the Committee in its sole and absolute discretion with respect to dividends or distributions of cash or other non-stock property, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property issued or issuable in connection with outstanding Awards, (3) the exercise price, grant price or purchase price relating to any outstanding Awards, and (4) the limits on Awards under Section 6(b) shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants.

(c) Adjustment for Change or Exchange of Shares for Other Consideration.  In the event that outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event (“Transaction”), then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) each outstanding Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such Transaction, provided that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each outstanding Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock covered by the outstanding Award would have been changed or exchanged had they been held by a stockholder of the Company.

(d) Reuse of Shares.  Any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such Award for any reason whatsoever shall again become available for Awards in an amount determined in accordance with the share counting formulas set forth in Section 4(a), except that the exercise of a Stock Appreciation

Right shall not be deemed to result in unissued shares, even if fewer shares are issued than the number of shares in which the Award was denominated.

5.  Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be limited to: (i) those individuals who are first elected as non-employee Board members after the Effective Date, whether by the Company’s stockholders or by the Board, and (ii) those individuals who continue to serve as non-employee Board members after such Effective Date, whether or not they commenced Board service prior to such Effective Date. In no event, however, shall any non-employee Board member be eligible to participate in the Plan unless such individual is an “independent director” as defined in Nasdaq Stock Market Rules. Each non-employee Board member eligible to participate in the Plan pursuant to the foregoing criteria shall be designated an eligible “Non-Employee Director” for purposes of the Plan.

6.  Awards Under the Plan; Agreement.

(a) General.  The Committee may grant Options, shares of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards pursuant to Section 6(b), in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan, and may provide for Dividend Equivalent Rights with respect to any Award. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable, which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

(b) Awards.  Awards shall be granted as specified below.

(i) Initial Grant.  Each individual who is first elected as a Non-Employee Director, whether by the Company’s stockholders or by the Board, on or after the Effective Date, may be granted, on the date of such initial election, one or more Awards (defined as the “Initial Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such Initial Grant shall not exceed 100,000 shares in the aggregate (calculated as described in subsection (iv) below). Initial Grants shall vest ratably in equal annual installments on each of the first three anniversaries of the date of grant.

(ii) Annual Grant.  On the date of each annual stockholders meeting, commencing with the 2018 annual meeting, each individual who is at the time serving as a Non-Employee Director shall be granted one or more Awards (defined as the “Annual Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such Annual Grant shall not exceed 42,500 shares in the aggregate (calculated as described in subsection (iv) below). An individual elected as a Non-Employee Director other than at an annual meeting of stockholders shall receive, on the date of such election, a pro rata portion of the Annual Grant made at the preceding annual stockholders meeting based on the number of days from the date of election to the next annual meeting of stockholders, divided by 365. Annual Grants shall fully vest on the first anniversary of the date of grant or over such longer period and in such increments as the Committee may otherwise determine.

(iii) Non-Executive Chairman Grants.  Upon election as Non-Executive Chairman of the Board of Directors on or after the Effective Date, a Non-Employee Director may be granted, on the date of such election, one or more Awards (defined as the “Supplemental Initial Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such an individual’s Initial Grant and Supplemental Initial Grant shall not exceed 125,000 shares in the aggregate (calculated as described in subsection (iv) below). On the date of each annual stockholders meeting commencing with the 2018 annual meeting, any Non-Employee Director then serving as Non-Executive Chairman of the Board of Directors shall be granted one or more Awards (defined as the “Supplemental Annual Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such an individual’s Annual Grant and Supplemental Annual Grant shall not exceed 50,000 shares in the aggregate (calculated as described in subsection (iv) below). A Non-Employee Director elected as Non-Executive Chairman of the Board other than at an annual meeting of stockholders shall receive, on the date of such election, a pro rata portion of the Supplemental Annual Grant. Supplemental Initial Grants shall vest ratably in equal annual installments on each of the first three anniversaries of the date of grant, and Supplemental Annual Grants shall fully vest on the first anniversary of the date of grant.

(iv) Share Equivalents.  For purposes of applying the limits on the number of shares of Common Stock which may be subject to Awards made pursuant to Initial Grants, Supplemental Initial Grants, Annual Grants and Supplemental Annual Grants under this Section 6(b): (A) the grant of any Award other than an Option or a Stock Appreciation Right shall be treated as an Award of one and one-half (1.5) shares of Common Stock for each such share actually subject to the Award, and (B) the grant of an Option or a Stock Appreciation Right shall be treated as an Award of one share of Common Stock for each such share actually subject to the Award.

(c) Limitation on Director Compensation.  Notwithstanding any other provision of this Plan to the contrary, including this Section 6(a) and (b), the maximum number of shares of Stock subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes (the “Total Value”)); provided, however, the Total Value may be increased by up to $300,000 for each non-employee director newly elected or appointed to the board for the fiscal year in which he or she is so newly elected or appointed; and by up to $500,000 for the non-employee director who is the Non-Executive Chairman of the Board.

7.  Options.

(a) Identification of Options.  Each Option shall be a Nonqualified Stock Option and shall state the number of shares of the Common Stock to which it pertains.

(b) Exercise Price.  Each Agreement with respect to an Option shall set forth the amount (the “option exercise price”) payable by the Participant to the Company upon exercise of the Option. The option exercise price per share shall be equal to the Fair Market Value of the Common Stock on the date of grant.

(c) Term and Exercise of Options.

(i) Each Option shall become exercisable at the time or times determined by the Committee as set forth in the applicable Agreement, consistent with the provisions of the Plan. The expiration date of each Option shall be ten (10) years from the date of the grant thereof, or at such earlier time as the Committee shall expressly state in the applicable Agreement.

(ii) An Option shall be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. The option exercise price shall be payable upon the exercise of the Option. It shall be payable in one of the following forms: (A) in United States dollars in cash or by check, (B) if permitted by the Committee, in shares of Common Stock that have been held by the Participant (or a permitted transferee of such person) for at least six months and having a Fair Market Value as of the date of exercise equal to the aggregate option exercise price, (C) at the discretion of the Committee, in accordance with a cashless exercise program established with a securities brokerage firm, or (D) at the discretion of the Committee, by any combination of (A), (B) and (C) above, or (E) by such other method as the Committee may, in its discretion, permit.

(iii) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant, or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(iv) Notwithstanding anything to the contrary in this Plan, on the last day on which an Option is exercisable in accordance with the Plan and the terms of the Award, if the exercise price of the Option is less than the Fair Market Value of the Common Stock on that day, the stock option will be deemed to have been exercised on a net share settlement basis at the close of business on that day. As promptly as practicable thereafter, the Company will deliver to the Participant the number of shares underlying the Option less the number of shares having a Fair Market Value on the date of the deemed exercise equal to the aggregate exercise price for the Option.

(d) Effect of Termination of Board Service.

(i) Except as may otherwise be determined by the Committee (A) in the event that the Participant’s Board service shall terminate on account of the Retirement, death or Disability of the Participant, each Option granted to such Participant that is outstanding as of the date of such termination shall become fully vested and exercisable, and (B) in the event that the Participant’s Board service shall terminate for any reason other than Retirement, death or Disability, each

Option that is not exercisable as of the date of such termination shall be cancelled at the time of such termination.

(ii) In the event that the Participant’s Board service shall terminate for any reason other than For Cause, each Option granted to such Participant, to the extent that it is or becomes exercisable at the time of such termination, shall remain exercisable by the Participant (or, in the event of the Participant’s death while such Option is still outstanding, by the Participant’s legal representatives, heirs or legatees) for the three-year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iii) In the event of the termination of the Participant’s Board service For Cause, each outstanding Option granted (including any portion of the Option that is then exercisable) to such Participant shall be cancelled as of the commencement of business on the date of such termination.

8.  Restricted Stock; Restricted Stock Units.

(a) Price.  At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b) Vesting Date.  Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 6(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the Transfer Restrictions shall lapse. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 6(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest and become non-forfeitable; provided, however, that the payment with respect to such Restricted Stock Unit shall be made in a manner that complies with the requirements of Section 409A of the Code.

(c) Dividends.  Any dividends paid on shares of Restricted Stock will be held in escrow until all restrictions or conditions to the vesting of such shares have lapsed.  Any escrowed dividends may, in the Committee’s discretion, be reinvested or deemed reinvested in Common Stock as of the dividend payment date.

(d) Issuance of Certificates.  Following the date of grant with respect to shares of Restricted Stock, or the settlement of a Restricted Stock Unit payable in Common Stock, the Company shall cause to be issued a Certificate, registered in the name of or for the account of the Participant to whom such shares were granted, evidencing such shares. In the case of an Award of Restricted Stock, each such Certificate shall bear the following legend or substantially similar restrictive account legend:  “The transferability of this Certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in or imposed pursuant to the Bioverativ Inc. 2017 Non-Employee Directors Equity Plan.”  Such legend shall not be removed until such shares vest pursuant to the terms hereof.  Each Certificate issued pursuant to this Section 8(d) in connection with a grant of Restricted Stock shall be held by the Company or its designee prior to the applicable Vesting Date, unless the Committee determines otherwise.

(e) Consequences of Vesting of Restricted Stock.  Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the Transfer Restrictions shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted (or a permitted transferee of such person), a Certificate evidencing such share, free of the legend set forth in Section 8(d).

(f) Settlement of Restricted Stock Units.  The settlement of Restricted Stock Units may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied, or it may be deferred in accordance with such terms and conditions as the Committee may specify, subject to compliance with Section 409A of the Code.

(g) Effect of Termination of Board Service.  In the event that the Participant’s Board service shall terminate for any reason other than (i) Retirement, (ii) death or (iii) Disability, each unvested grant of Restricted Stock or Restricted Stock Units shall be forfeited at the time of such termination (except as may be otherwise determined by the Committee). In the event that the Participant’s Board service shall terminate on account of Retirement, death or Disability of the Participant, each grant of Restricted Stock and Restricted Stock Units that is outstanding as of the date of Retirement, death or Disability shall become fully vested.

9.  Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant.

(b) A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 9(d). Such Option will, to the extent surrendered, then cease to be exercisable.

(c) Subject to Section 9(d)(i), and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

(d) Subject to Section 9(f), the exercise of a Stock Appreciation Right related to an Option will entitle the holder to receive payment of an amount determined by multiplying:

(i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right over the exercise price of the related Option, by

(ii) the number of shares as to which such Stock Appreciation Right is exercised.

(e) The maximum number of shares underlying a Stock Appreciation Right granted without relationship to an Option shall be set forth in the applicable Award Agreement. A Stock Appreciation Right granted without relationship to an Option will entitle the holder to receive payment, subject to Section 9(f), of an amount determined by multiplying:

(i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted or such greater amount as may be set forth in the applicable Agreement, by

(ii) the number of shares as to which such Stock Appreciation Right is exercised.

(f) Notwithstanding subsections (d) and (e) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Award Agreement.

(g) Payment of the amount determined under subsections (d) and (e) above may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares of Common Stock. If the Committee decides that payment of the amount determined under subsections (d) and (e) above may be made shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash. The payment with respect to any Stock Appreciation Right shall be made in a manner that complies with the requirements of Section 409A of the Code.

(h) Other than with respect to an adjustment described in Section 4(b) or 4(c), in no event shall the exercise price with respect to a Stock Appreciation Right be reduced following the grant of such Stock Appreciation Right, nor shall the Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower exercise price.

(i) Effect of Termination of Board Service.

(i) In the event that the Participant’s Board service shall terminate on account of the Retirement of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of such termination shall become fully exercisable and shall remain exercisable for the three year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(ii) In the event that the Participant’s Board service shall terminate on account of the death of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following the date of death (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iii) In the event that the Participant’s Board service shall terminate on account of the Disability of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of such termination shall become fully vested and shall remain exercisable by the Participant (or such Participant’s legal representatives) for the one year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iv) In the event of the termination of a Participant’s Board service For Cause, each outstanding Stock Appreciation Right granted (including any portion of the Stock Appreciation Right that is then exercisable) to such Participant shall be cancelled at the commencement of business on the date of such termination.

(v) In the event that the Participant’s Board service shall terminate for any reason other than (A) Retirement, (B) death, (C) Disability or (D) For Cause, each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the six month period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term. Each Stock Appreciation Right that remains unexercisable as of the date of such a termination shall be cancelled at the time of such termination (except as may be otherwise determined by the Committee).

(vi) In the event of the Participant’s death within six months following the Participant’s termination of Board service other than For Cause, each Stock Appreciation Right granted to such Participant that is vested and outstanding as of the date of death shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following the date of death (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

10.  Other Awards.

(a) General.  Other Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of Section 6(b), the Committee shall have sole and complete authority to determine the number of shares of Common Stock to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

(b) Payment of Non-Employee Directors’ Fees in Securities.  In addition to the Awards authorized under Section 6(b), and only to the extent permitted by the Committee, a Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of Awards under the Plan by completing the procedures prescribed by the Committee. Such Awards shall be issued under the Plan. The terms and the number of Awards to be granted to Non-Employee Directors in lieu of annual retainers and/or meeting fees under this Section 10 shall be determined by the Committee.

11.  Effect of a Corporate Transaction.

(a) Options and Stock Appreciation Rights.  In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Option and Stock Appreciation Right under the Plan, take one or more of the following actions: (i) make appropriate provisions for the Options and Stock Appreciation Rights to be assumed by the successor corporation or its parent or be replaced with a comparable option or stock appreciation right to purchase shares of the capital stock of the successor corporation or its parent; (ii) upon reasonable prior written notice to the Participants provide that all Options and Stock Appreciation Rights must be exercised prior to a specified date and, to the extent unexercised as of such specified date, such Options and Stock Appreciation Rights will terminate (all Options and Stock Appreciation Rights having been made fully exercisable as set forth below in this Section 11); or (iii) terminate all Options and Stock Appreciation Rights in exchange for, in the case of Options, a cash payment equal to the excess of the then aggregate Fair Market Value of the shares subject to such Options over the aggregate exercise prices thereof, or in the case of Stock Appreciation Rights, the amount otherwise payable on exercise of such Stock Appreciation Rights pursuant to Section 9 (all Options and Stock Appreciation Rights having been made fully exercisable as set forth below in this Section 11). Without limiting the generality of Sections 4(b) and 4(c) hereof, each outstanding Option and Stock Appreciation Right under the Plan which is assumed in connection with a Corporate Transaction, or is otherwise to continue in effect, shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of the Common Stock as are subject to such Option or Stock Appreciation Right immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option exercise price payable per share pursuant to the Option, provided the aggregate option exercise price payable for such securities pursuant to the Option shall remain the same, and the basis for calculating the amount payable on exercise of the Stock Appreciation Right pursuant to Section 9.

(b) Awards other than Options and Stock Appreciation Rights.  In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Award (other than an Option or Stock Appreciation Right) under the Plan take one or more of the following actions: (i) make appropriate provisions for the Awards to be assumed by the successor corporation or its parent, or be replaced with a comparable award with respect to the successor corporation or its parent; (ii) provide that such Awards shall be fully vested and settled prior to such Corporate Transaction; or (iii) terminate all such Awards in exchange for a cash payment equal to the then aggregate Fair Market Value of the shares of Common Stock and cash payments subject to such Award (all Awards having been made fully vested as set forth below in this Section 11).

(c) Involuntary Termination.  If at any time within two years of the effective date of a Corporate Transaction there is an Involuntary Termination with respect to a Participant’s continued service as a Non-Employee Director of the successor corporation or its parent, each then outstanding Award assumed or replaced under this Section 11 and held by such Participant (or a permitted transferee of such person) shall, upon the occurrence of such Involuntary Termination, automatically accelerate so that each such Award shall become fully vested or exercisable, as applicable, immediately prior to such Involuntary Termination. Upon the occurrence of an Involuntary Termination with respect to a Participant, any outstanding Option or Stock Appreciation Right held by such Participant (and a permitted transferee of such person) shall be exercisable within one year of the Involuntary Termination or, if earlier, within the originally prescribed term of the Option or Stock Appreciation Right. An “Involuntary Termination” as to a Participant shall mean the termination of the Participant’s Board service other than (1) because of termination For Cause, (2) on account of the Participant’s voluntary resignation or (3) on account of the Participant’s choosing not to seek reelection; provided, however, that for purposes of the Plan, a termination of Board service, at the request of the Board, where such termination is in connection with a reduction of the number of members of the Board (and not in connection with a replacement of the terminating member) shall be treated as an Involuntary Termination.

(d) Other Adjustments.  The class and number of securities available for issuance under the Plan on both an aggregate and per Participant or per grant basis shall be appropriately adjusted by the Committee to reflect the effect of the Corporate Transaction upon the Company’s capital structure.

(e) Termination of Plan; Cash Out of Awards.  In the event the Company terminates the Plan or elects to cash out Awards in accordance with clauses (ii) or (iii) of paragraph (a) or clause (iii) of paragraph (b) of this Section 11, then the exercisability and vesting of each affected Award outstanding under the Plan shall be automatically accelerated so that each such Award shall, immediately prior to such Corporate Transaction, become fully vested and may be exercised prior to such Corporate Transaction for all or any portion of such Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing Plan provision.

(f) Special Rule Regarding Determination of Termination for Cause.  Following the occurrence of a Corporate Transaction, the determination of whether circumstances warrant a termination For Cause shall be made in good faith by the Committee, provided that such determination shall not be presumed to be correct or given deference in any subsequent litigation, arbitration or other proceeding with respect to the existence of circumstances warranting a termination For Cause.

12.  Acceleration Upon Corporate Change in Control.

Unless otherwise determined by the Committee at the time of grant and set forth in the applicable Award Agreement, in the event of a Corporate Change in Control, the exercisability or vesting of each Award outstanding under the Plan shall be automatically accelerated so that each such Award shall, immediately prior to such Corporate Change in Control, become fully vested and/or exercisable for the full number of shares of the Common Stock purchasable or cash payable under an Award to the extent not previously exercised, and may be exercised for all or any portion of such shares or cash within the originally prescribed term of such Award and in the case of RSUs and other awards shall be immediately settled. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing Plan provision.

13.  Rights as a Stockholder.

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a Certificate with respect to such shares. Except as otherwise expressly provided in Section 4(b) or 4(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date of issuance of such Certificate.

14.  No Right to Continued Board Service; No Right to Award.

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of service as a member of the Board or interfere in any way with the right of the Company or its stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

15.  Securities Matters.

(a) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any Certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such Certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of Certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such Certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant (or a permitted transferee of such person) in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant (or a permitted transferee of such person) may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto, subject to compliance with the requirements of Section 409A of the Code.

16.  Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

17.  Amendment or Termination of the Plan.

The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent the Board of Directors determines that such approval is appropriate or necessary for purposes of satisfying any applicable law or the requirements of any securities exchange upon which the securities of the Company trade. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 3, which discretion may be exercised without amendment to the Plan. No amendment or termination of the Plan may, without the consent of the affected Participant, reduce the Participant’s rights under any outstanding Award.

18.  Transferability.

The Committee may direct that any Certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares. Awards granted under the Plan shall not be transferable by a Participant other than: (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as defined by the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder or (iii) as otherwise determined by the Committee in its sole and absolute discretion. The designation of a beneficiary of an Award by a Participant shall not be deemed a transfer prohibited by this Section 18. Except as provided pursuant to this Section 18, an Award shall be exercisable during a Participant’s lifetime only by the Participant (or by his or her legal representative) and shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of any Award contrary to the provisions of this Section 18, or the levy of any attachment or similar process upon an Award, shall be null and void. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the designated beneficiary, executor or administrator of the Participant’s estate, or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution (or by a permitted transferee of such person). No transfer of an Award by will or the laws of descent and distribution, or as otherwise permitted by this Section 18, shall be effective to bind the Company unless the Committee shall have been furnished with: (a) written notice thereof and with such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

19.  Dissolution or Liquidation of the Company.

Immediately prior to the dissolution or liquidation of the Company, other than in connection with transactions to which Section 11 is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights hereunder of a Participant or one who acquired an Award by will or by the laws of descent and distribution, or as otherwise permitted pursuant to Section 18, have not otherwise terminated and expired, the Participant or such person shall have the right immediately prior to such termination to exercise any Award granted hereunder to the extent that the right to exercise such Award has vested as of the date immediately prior to such dissolution or liquidation. Awards of Restricted Stock and Restricted Stock Units that have not vested as of the date of such dissolution or liquidation shall be forfeited immediately prior to such dissolution or liquidation.

20.  Effective Date and Term of Plan.

The Plan shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards shall be null and void. Unless the Plan is extended or earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the later of the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan and the applicable Award Agreement.

21.  Applicable Law.

The Plan shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

22.  Participant Rights.

No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

23.  Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general, unsecured creditor of the Company.

24.  No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

25.  Beneficiary.

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

26.  Interpretation; Limitation on Liability; Special Rules.

(a) Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and shall be construed accordingly. Granted Awards may be modified at any time, in the Committee’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A.  In the event that a Participant is prohibited from executing market trades by reason of the application of the federal securities laws or for any other reason determined by the Committee, the Committee may extend the exercise period of an Award to the extent permitted by Section 409A. To the extent required by Section 409A of the Code, references to a termination of Board service shall be construed to require a “separation from service” under Section 409A of the Code.

(b) Notwithstanding anything to the contrary in the Plan, neither the Company nor the Committee, nor any person acting on behalf of the Company or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Stock Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or as otherwise asserted with respect to the Award.

(c)  Subject to Section 16 of the Exchange Act, to the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices, and to further the purpose of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards granted to Participants who are foreign nationals or are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and grant Awards (or amend existing Awards) in accordance with those rules.

27.  Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.